     As filed with the Securities and Exchange Commission on April 30, 2007

                                                     Registration No. 333-______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                  TENNECO INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                            76-0515284
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                              500 NORTH FIELD DRIVE
                           LAKE FOREST, ILLINOIS 60045
               (Address of principal executive offices, Zip Code)

                                   ----------

       RESTRICTED STOCK AGREEMENT BETWEEN TENNECO INC. AND GREGG SHERRILL
                            (Full title of the plan)

                                   ----------

                              J. JEFFREY ZIMMERMAN
                  VICE PRESIDENT - LAW AND CORPORATE SECRETARY
                              500 NORTH FIELD DRIVE
                           LAKE FOREST, ILLINOIS 60045
                     (Name and address of agent for service)

                                 (847) 482-5000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                            PROPOSED    PROPOSED
                                            MAXIMUM      MAXIMUM       AMOUNT
      TITLE OF EACH            AMOUNT       OFFERING    AGGREGATE        OF
   CLASS OF SECURITIES         TO BE       PRICE PER    OFFERING    REGISTRATION
   TO BE REGISTERED(1)     REGISTERED(1)    SHARE(2)    PRICE(2)         FEE
--------------------------------------------------------------------------------
Common Stock, $0.01
   par value                  125,000        $30.84    $3,855,000      $118.35
Preferred Share Purchase
   Rights                     625,000         (3)          (3)           (3)
================================================================================

(1) This registration statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Registrant's common stock, as reported on The New York Stock Exchange on April 26, 2007.

(3) The preferred share purchase rights initially are attached to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

The Registration Statement shall become effective upon filing in accordance with
                       Rule 462 under the Securities Act.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The documents listed below have been filed with the Securities and Exchange Commission (the "Commission") by Tenneco Inc. (the "Company" or "Registrant") and (with the exception of any portion of such documents deemed furnished but not filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

     (2) The Company's Current Reports on Form 8-K, filed with the Commission on January 5, 2007, January 16, 2007, January 30, 2007, February 15, 2007, February 20, 2007, February 21, 2007, March 1, 2007, March 9, 2007, March 12, 2007, March
22, 2007 and April 26, 2007; and

     (3) The description of the Company's common stock, $0.01 par value, contained in the Company's Registration Statement on Form 10 (File No. 1-12387) originally filed with the Commission on October 30, 1996, and the description of the preferred share purchase rights contained in the Company's Registration Statement on Form 8-A (File No. 1-12387) originally filed with the Commission on September 17, 1998, in each case including all amendments or reports filed for the purpose of updating the description included therein.

     In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITS ON DIRECTOR LIABILITY

     The restated certificate of incorporation of the Registrant, as amended, provides that a director of the Registrant will not be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

     Further, the certificate of incorporation provides that any amendment, modification or repeal of the provision referenced in the preceding sentence will not adversely affect any right or protection of a director with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

     This provision does not eliminate a director's fiduciary duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, the provision will not limit or eliminate the liability of a director for: (i) breach of the director's duty of loyalty to the company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) any transaction from which the director derived an improper personal benefit; and (iv) payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws. Reference is made to Section 102(b)(7) of the DGCL.

     The Registrant has in force an insurance policy that purports to insure the officers and directors of the company against certain liabilities incurred by them in the discharge of their functions as officers and directors, within the limits and subject to the limitations of the policy.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for those actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to the actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the actions occurred or immediately after the absent director receives notice of the unlawful acts.

     In accordance with Section 145 and Section 174 of the DGCL, Article IV,
Section 13 of the Registrant's Amended and Restated Bylaws provide as follows:

     (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnittee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director of officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 13, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

     (2) The corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this
     Section 13 or otherwise.

     (3) If a claim for indemnification or payment of expenses under this
     Section 13 is not paid in full within thirty days after a written claim therefor by the Indemnittee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

     (4) The rights conferred on any Indemnitee by this Section 13 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     (5) The corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust enterprise or nonprofit enterprise.

     (6) Any repeal or modification of the foregoing provisions of this Section 13 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

     (7) This Section 13 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when as authorized by appropriate corporate action.

     In addition, several of the Registrant's directors have entered into separate contractual indemnity arrangements with the company. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     Incorporated by reference to the Exhibit Index attached hereto.

ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, Illinois, on this 30th day of April, 2007.

                                        TENNECO INC.


                                        By: /s/ J. JEFFREY ZIMMERMAN
                                            ------------------------------------
                                            J. Jeffrey Zimmerman
                                            Vice President - Law and Corporate
                                            Secretary

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints J. Jeffrey Zimmerman, Kenneth R. Trammell and Paul D. Novas and each or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the Restricted Stock Agreement between Tenneco Inc. and Gregg Sherrill and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

           Signature                         Title                     Date
           ---------                         -----                     ----


/s/ GREG SHERRILL                Chairman and Chief Executive     April 30, 2007
------------------------------   Officer
Gregg Sherrill                   (principal executive officer)



/s/ KENNETH R. TRAMMELL          Executive Vice President and     April 30, 2007
------------------------------   Chief Financial Officer
Kenneth R. Trammell              (principal financial officer)


/s/ PAUL D. NOVAS                Vice President and Controller
------------------------------   (principal accounting officer)   April 30, 2007
Paul D. Novas


/s/ PAUL T. STECKO               Director                         April 30, 2007
------------------------------
Paul T. Stecko


/s/ CHARLES W. CRAMB             Director                         April 30, 2007
------------------------------
Charles W. Cramb


/s/ M. K. EICKHOFF-SMITH         Director                         April 30, 2007
------------------------------
M. K. Eickhoff-Smith


/s/ FRANK E. MACHER              Director                         April 30, 2007
------------------------------
Frank E. Macher


/s/ ROGER B. PORTER              Director                         April 30, 2007
------------------------------
Roger B. Porter


/s/ DAVID B. PRICE, JR.          Director                         April 30, 2007
------------------------------
David B. Price, Jr.


/s/ DENNIS G. SEVERANCE          Director                         April 30, 2007
------------------------------
Dennis G. Severance


/s/ MITSUNOBU TAKEUCHI           Director                         April 30, 2007
------------------------------
Mitsunobu Takeuchi


/s/ JANE L. WARNER               Director                         April 30, 2007
------------------------------
Jane L. Warner

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER   DOCUMENT DESCRIPTION
-------   --------------------
4.1(a)    Restated Certificate of Incorporation, dated December 11, 1996
          (incorporated herein by reference to Exhibit 3.1(a) of the
          Registrant's Annual Report on Form 10-K for the year ended December
          31, 1997, File No. 1-12387).

4.1(b) Certificate of Amendment, dated December 11, 1996 (incorporated herein by reference from Exhibit 3.1(c) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).

4.1(c) Certificate of Ownership and Merger, dated July 8, 1997 (incorporated herein by reference from Exhibit 3.1(d) of the Registrant's Annual
          Report on Form 10-K for the year ended December 31, 1997, File No.
          1-12387).

4.1(d)    Certificate of Designation of Series B Junior Participating Preferred
          Stock dated September 9, 1998 (incorporated herein by reference from Exhibit 3.1(d) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 1-12387).

4.1(e)    Certificate of Elimination of the Series A Participating Junior
          Preferred Stock of the registrant dated September 11, 1998
          (incorporated herein by reference from Exhibit 3.1(e) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1998, File No. 1-12387).

4.1(f) Certificate of Amendment to Restated Certificate of Incorporation of the registrant dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(f) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).

4.1(g) Certificate of Amendment to Restated Certificate of Incorporation of the registrant dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(g) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).

4.1(h)    Certificate of Ownership and Merger merging Tenneco Automotive Merger
          Sub Inc. with and into the registrant, dated November 5, 1999
          (incorporated herein by reference from Exhibit 3.1(h) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1999, File No. 1-12387).

4.1(i) Certificate of Amendment to Restated Certificate of Incorporation of the registrant dated May 9, 2000 (incorporated herein by reference from

          Exhibit 3.1(i) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-12387).

4.1(j) Certificate of Ownership and Merger merging Tenneco Inc. with and into the registrant, dated October 27, 2005 (incorporated herein by reference from Exhibit 99.1 of the Registrant's Current Report on Form
          8-K dated October 28, 2005, File No. 1-12387).

4.2 Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July
          10, 2006, File No. 1-12387).

4.3 Specimen stock certificate for Tenneco Inc. common stock (incorporated herein by reference from Exhibit 4.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2006, File No. 1-12387).

4.4(a) Rights Agreement, dated as of September 9, 1998, by and between the Registrant and First Chicago Trust company of New York, as Rights
          Agent (incorporated herein by reference from Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated September 24, 1998, File
          No. 1-12387).

4.4(b) Amendment No. 1 to Rights Agreement, dated March 14, 2000, by and between the Registrant and First Chicago Trust Company of New York, as
          Rights Agent (incorporated herein by reference from Exhibit 4.1(b) of the Registrant's Annual Report on Form 10-K for the year ended
          December 31, 1999, File No. 1-12387).

4.4(c) Amendment No. 2 to Rights Agreement, dated February 5, 2001, by and between the Registrant and First Union National Bank, as successor
          Rights Agent (incorporated herein by reference from Exhibit 4.4 of the Registrant's Post-Effective Amendment No. 3, dated February 26, 2001, to its Registration Statement on Form 8-A dated September 17, 1998,
          File No. 1-12387).

4.4(d) Amendment No. 3 to Rights Agreement, dated as of November 13, 2006, by and between the Registrant and Wells Fargo Bank, N.A., as successor
          Rights Agent (incorporated herein by reference from Exhibit 99.2 of the Registrant's Current Report on Form 8-K dated November 13, 2006,
          File No. 1-12387).

*5 Opinion of Mayer, Brown, Rowe & Maw, LLP, regarding the legality of the common stock being registered.

*23.1     Consent of Independent Registered Public Accounting Firm.

23.2      Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5).

24 Power of Attorney (included on the signature pages to this registration statement).

----------
*    Filed herewith.